UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

Keane, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

On March 28, 2007, Keane, Inc. (“Keane”) made available a communication to its employees based in India relating to the Agreement and Plan of Merger dated February 6, 2007 by and among Keane, Caritor, Inc. and Renaissance Acquisition Corp., a wholly owned subsidiary of Caritor.

Dear Colleagues,

As you might be aware we had a couple of meetings between the Caritor Senior Leadership and Keane Senior Management in India in the last two weeks.

There are many positive points which have come from those meetings and I would like to take this opportunity to share some of them with you.

1.        The leadership has a clear vision for the combined entity to be formed post the closure of the deal.  We believe this combined organization would have the strength and competitive edge enabling it to become a large Global Player.

2.        There is a clear direction and commitment to grow the people from within and such leadership in the Companies would be used to drive the growth.

3.        The leadership team of Caritor came across as honest, committed and highly passionate.

4.        The philosophy of Pay for Performance is also the corner stone of their reward policies and is linked with the performance of the Company.

5.        There is a commitment to invest in Research and Development for opportunities which makes a business sense.

6.        The Leadership team had a very strong belief in their Delivery Model that would be used in future.

7.        They showed full commitment to grow the existing centers beyond the capacities which we have today.

Overall I feel there are exciting times ahead and I would like all of you to stay focused on Customer Deliveries which are so important for the business. I believe that the Company is moving in the right direction for its customers, employees and various stakeholders which would result in professional growth for many of us.

Warm regards

Sukant Srivastava
Managing Director
Keane India

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Keane has filed a preliminary proxy statement with the SEC and plans to file with the SEC and mail to its stockholders a definitive proxy statement in connection with the transaction.  The definitive proxy statement will contain important information about Keane, the merger and related matters.  Investors and security holders are urged to read the definitive proxy statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by Keane through the web site maintained by the SEC at www.sec.gov.  In addition, investors and security holders will be able to obtain free copies of the proxy statement from Keane by contacting Larry Vale at 617-517-1290.

Keane, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from Keane’s stockholders with respect to the transactions contemplated by the merger agreement.  Information regarding Keane’s directors and executive officers is contained in Keane’s Annual Report on Form 10-K for the year ended December 31, 2005 and its proxy statement dated April 6, 2006 for its 2006 Annual Meeting of Stockholders, which are filed with the SEC, as well as Keane’s Current Reports on Form 8-K filed with the SEC on January 1, 2006, March 29, 2006, June 23, 2006, October 23, 2006 and January 25, 2007.  As of January 31, 2007, Keane’s directors and executive officers beneficially owned (as calculated in accordance with SEC Rule 13d-3) approximately 11.6 million shares, or 19%, of Keane’s common stock. You can obtain free copies of these documents from Keane using the contact information set forth above.  Additional information regarding interests of such participants is included in the preliminary proxy statement filed with the SEC and the definitive proxy statement that will be filed with the SEC and available free of charge as indicated above.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this document, regarding the proposed transaction between Keane and Caritor, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company, and any other statements about Keane or Caritor managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including statements preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions) should also be considered to be forward-looking statements.  These forward-looking statements are subject to risks and uncertainties that may cause actual future experience and results to differ materially from those discussed in these forward-looking statements.  Important factors that might cause such a difference include, but are not limited to, the ability of Keane to obtain stockholder approval of the merger; the possibility that the merger will not close or that the closing will be delayed; the challenges and costs of integrating the operations and personnel of Keane; and other events and factors disclosed previously and from time to time in Caritor’s and Keane’s filings with the Securities and Exchange Commission, including Keane’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.  Caritor and Keane disclaim any obligation to update any forward-looking statements after the date of this document.